Exhibit 5.1

December 3, 2015

TARGA RESOURCES CORP.

1000 Louisiana, Suite 4300

Houston, Texas 77002

Re:	Issuance of shares of common stock of the Company

Ladies and Gentlemen:

We have acted as counsel for Targa Resources Corp., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the proposed issuance by the Company of shares of common stock, par value $0.001 per share, of the Company (the “Shares”), pursuant to that certain Agreement and Plan of Merger, dated as of November 2, 2015 (as amended from time to time, the “Merger Agreement”), by and among the Company, Spartan Merger Sub LLC, a Delaware limited liability company, Targa Resources Partners LP, a Delaware limited partnership, and Targa Resources GP LLC, a Delaware limited liability company. The Company has filed a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), first filed with the Securities and Exchange Commission (the “Commission”) on December 3, 2015 (as amended, the “Registration Statement”), relating to the Shares.

We have examined the Registration Statement, the Amended and Restated Certificate of Incorporation of the Company, as amended to date, the Amended and Restated Bylaws of the Company, as amended to date, certain resolutions adopted by the board of directors of the Company that pertain to the Merger Agreement and the issuance of the Shares contemplated thereby and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have reviewed certain certificates of officers of the Company and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth below, we are of the opinion that the Shares, when issued and delivered as provided in the Registration Statement and the Merger Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are qualified in the following respects:

A.

We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

December 3, 2015 Page 2

signatures on each such document are genuine and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

B.	This opinion is limited in all respects to the federal laws of the United States, the General Corporation Law of the State of Delaware and the Constitution of the State of Delaware, as interpreted by the courts of the State of Delaware and of the United States. We are expressing no opinion as to the effect of the laws of any other jurisdiction.

The opinion expressed herein is rendered only to you in connection with the Registration Statement. The opinion expressed herein may not be relied upon by you for any other purpose, or furnished to, quoted or relied upon by any other person or for any other purpose.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the related prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

Vinson & Elkins L.L.P.